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                                    EHXIBIT 10.62
                              EARLE M. JORGENSEN COMPANY
                        MANAGEMENT INCENTIVE COMPENSATION PLAN


1. HISTORY, PURPOSE AND EFFECTIVE DATE. Earle M. Jorgensen Company, a Delaware corporation (the "Company"), has established this Management Incentive Compensation Plan (the "Plan") to aid the Company in attracting and retaining senior executives and other key management employees of outstanding ability, motivating superior effort and performance levels by plan Participants, providing the Company with an effective tool for directing and focusing senior executives on longer-term challenges, reinforcing a desired management culture of teamwork and cooperation, and rewarding achievement of increases in shareholder value superior to those of United States industry. The effective date of the Plan is April 1, 1997.

2. ADMINISTRATION. The Plan shall be administered and interpreted by the Executive Committee of the Company's Board of Directors (the "Committee"). Any interpretation of the Plan and any decision on any matter within the Committee's discretion made by it in good faith shall be binding on all persons.

3. PARTICIPATION AND AWARD PERCENTAGES. The Committee shall establish the categories of the senior executives and key management employees of the Company who shall be Participants in the Plan and shall establish operating profit, cash flow and other targets and award percentages for all Participants.

4. ELIGIBILITY. Senior executives and key management employees in the categories designated by the Committee shall be eligible for incentive compensation awards, provided, further, that to be eligible for incentive compensation hereunder a Participant (i) shall have been employed by the Company for at least six months prior to the end of the fiscal year, (ii) shall be employed by the Company at the end of the fiscal year and (iii) shall be in good standing (I.E., must not have been the subject of an unsatisfactory performance review in the past twelve months).

5. ESTABLISHMENT OF TARGETS. Corporate operating profit and cash flow (revolver) performance targets shall be determined each year by the Board of Directors at the beginning of the fiscal year. Regional operating profit performance targets will be determined by the Company's Chief Executive Officer at the beginning of the fiscal year. District operating profit and cash flow performance targets and program/product manager performance targets shall be recommended by the responsible Regional Vice President and determined by the Company's Chief Executive Officer at the beginning of each fiscal year.

6. AWARDS. Incentive compensation will be paid by applying the applicable award percentage to the Participant's base pay as of the end of the fiscal year. Incentive compensation on the corporate portion of the program will not be paid unless the Company achieves 80% or more of the board approved corporate operating profit and revolver targets and maximum incentive compensation will be achieved at 150% of the established target. Regardless of corporate results, if a district achieves 80% or more of its respective operating profit and cash flow targets or a program/product manager achieves 80% or more of the program/product manager targets, the Participants from the District or the program/product manager will receive the applicable district portion of their incentive compensation. Award percentages will be determined on a sliding scale based on the percentage to the targets achieved.

7. DISCRETIONARY POOL. The Chief Executive Officer shall have a discretionary pool available to recognize exemplary performance above the targets or otherwise outside the parameters established for the Plan.


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8.   CALCULATION OF AWARDS; ADJUSTMENTS.  Awards will be calculated annually after publication of the audited financial accounts. Corporate results will be based on operating profit excluding UFO restructuring changes and unusual items related to restructuring or reengineering or fixed asset sales. In the event of any corporate change which would materially and unjustly affect the attainment of the target percentages for any fiscal year, the Committee shall make such equitable adjustments under the Plan as it determines are consistent with the purpose of the Plan, and will fairly preserve the benefits of the Plan to the Participant and the Company. Corporate changes for purposes of the preceding sentence shall include, but are not limited to, changes in the Company accounting policies, restructuring or reengineering, acquisitions and divestitures.

9. PAYMENT OF AWARDS. A Participant's Award for any Performance Cycle shall be payable as soon as practicable after the end of the fiscal year but in no event later than 30 days after publication of the annual audited financial statements.

10. WITHHOLDING. Any payment under the Plan is subject to withholding for payment of all applicable taxes. In the discretion of the Committee, the Company shall retain that portion of any Award which is equal to the amount required for withholding of income taxes.

11. NONTRANSFERABILITY. The interests of Participants under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

12. APPLICABLE LAW. The Plan shall be construed and administered in accordance with the internal laws of the State of California.

13. SUCCESSORS. The Plan shall be binding upon any assignee or successor in interest to the Company whether by merger, consolidation or the sale of all or substantially all of the Company's assets.

14. AMENDMENT AND TERMINATION. The Plan may be altered, modified, amended, reduced, eliminated or terminated at any time and without notice by resolution of the Company's Board of Directors or its Executive Committee.



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